UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

EPAZZ, Inc.
(Exact name of Registrant as specified in its charter)

Illinois	333-139117	36-4313571

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

445 East Ohio, Suite 250
Chicago, IL 60611
(Address of principal executive offices)
Registrant’s telephone number, including area code: (312) 955-8161

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 25, 2008, Epazz, Inc. (the “Company”) entered into a non-binding letter of intent (the “Letter of Intent”) to acquire 100% of the outstanding shares of two proprietary office efficiency software companies based in Chicago, Illinois (collectively the “Target Company”).  The total cost of the acquisition of the Target Company pursuant to the Letter of Intent is $420,000.  The Company currently believes that it has commitments to raise approximately $200,000, and plans to borrow the additional $220,000, however, the Company has not received any of this funding to date, and as such, there can be no assurance that such funding will be raised on favorable terms, if at all.  The closing of the acquisition is to occur on April 30, 2008 (the “Closing”), funding permitting, and the Company is required to have funding in place to complete the acquisition by April 7, 2008 (the “Funding Date”).  The Company has paid $10,000 as deposit on the acquisition to date, which amount is refunded to the Company in the event the Company terminates the Letter of Intent and to the Target Company, in the event the Target Company terminates the Letter of Intent, as described below.

The Letter of Intent can be terminated by the mutual consent of both parties, by the Company at any time while conducting due diligence, by the Target Company, if the Company materially breaches any covenant under the Letter of Intent, or by the Company, if the Target Company breaches any term of the Letter of Intent.

The Company does not currently have sufficient cash on hand to complete the acquisition and is currently taking steps to raise additional funding through the sale of debt and/or equity securities.  There can be no assurance that the Company will have sufficient funds to complete the acquisition by the Closing date  or the Funding Date, that the parties will be able to agree to binding terms for the definitive agreement in connection with the acquisition, that the funds required for the acquisition will be raised on favorable terms, if at all, or that such acquisition will be consummated by the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1*	Press Release Announcing Entry into Letter of Intent

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Epazz, Inc.

Date: February 26, 2008
By: /s/ Shaun Passley
Shaun Passley
Chief Executive Officer